UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2017

THE J. M. SMUCKER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	001-05111	34-0538550
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Strawberry Lane
Orrville, Ohio		44667-0280
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (330) 682-3000

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 ((§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2017, The J. M. Smucker Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives for the underwriters named in Schedule 1 annexed thereto (the “Underwriters”), providing for the offer and sale by the Company of $300 million aggregate principal amount of 2.200% Notes due 2019 (the “2019 Notes”) and $500 million aggregate principal amount of 3.375% Notes due 2027 (the “2027 Notes” and, together with the 2019 Notes, the “Notes”).

As more fully described under the caption “Underwriting—Other Relationships” in the Prospectus Supplement related to the offering of the Notes, some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The Underwriting Agreement contains customary representations, warranties and covenants of the Company. It also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities.

The foregoing description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to the copy thereof which is filed herewith as Exhibit 1.1 and incorporated herein by reference.

Item 8.01 Other Events.

On December 4, 2017, the Company agreed to sell $300 million aggregate principal amount of its 2019 Notes and $500 million aggregate principal amount of its 2027 Notes pursuant to the Underwriting Agreement. The sale of the Notes is expected to close on December 7, 2017. The offering of the 2019 Notes was priced at 99.922% of the $300 million principal amount of 2019 Notes to be issued. At that price, the 2019 Notes have a yield to maturity of 2.240%. The offering of the 2027 Notes was priced at 99.966% of the $500 million principal amount of 2027 Notes to be issued. At that price, the 2027 Notes have a yield to maturity of 3.379%.

The expected net proceeds will be approximately $793.9 million after deducting the underwriting discount and estimated expenses related to the offering. The Company intends to use the net proceeds from the offering of the Notes to repay, redeem or refinance $500.0 million in principal amount of its unsecured senior notes due March 15, 2018, and for general corporate purposes, which could include, but are not limited to, repayments of other outstanding debt, capital expenditures or working capital, and for funding of potential acquisitions.

The offering of the Notes was registered under the Securities Act of 1933, as amended (the “Securities Act”), and is being made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-220696) and the Prospectus included therein (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 28, 2017, and the Prospectus Supplement relating thereto dated December 4, 2017 and filed with the Commission on December 6, 2017 pursuant to Rule 424(b)(2) promulgated under the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit

1.1	Underwriting Agreement, dated as of December 4, 2017, among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives for the underwriters named in Schedule 1 annexed thereto.

5.1	Opinion of Calfee, Halter & Griswold LLP.

5.2	Opinion of Harter Secrest & Emery LLP.

23.1	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE J. M. SMUCKER COMPANY

Date: December 7, 2017

	By:	/s/ Mark R. Belgya
Mark R. Belgya
Vice Chair and Chief Financial Officer

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